EXHIBIT 99.1

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News Release         Ashland Logo



                                                FOR FURTHER INFORMATION:
                                                Media Relations:
                                                Jim Vitak
                                                (614) 790-3715
                                                jevitak@ashland.com

                                                FOR IMMEDIATE RELEASE:
                                                December 4, 2006


ASHLAND DISTRIBUTION PROVIDES OPTIONS
FOR FORMER DOW PLASTICS CUSTOMERS

DUBLIN,  Ohio - Ashland  Distribution,  a division of Ashland  Inc.  (NYSE:
ASH), will be advising customers that Dow Chemical Company has provided notice of its intent to terminate Ashland's supply agreement for distribution of Dow plastics in North America, effective March 1, 2007.

     "While we regret Dow's decision, we are prepared to respond quickly," said Ted Harris, president, Ashland Distribution. "Because of our partnerships with a variety of global plastics manufacturers, we are prepared to offer our customers a range of conversion options to meet their performance, quality and delivery needs."

     Fiscal 2006 purchases under this agreement totaled $170 million, representing approximately 5 percent of Ashland Distribution's total materials purchases that year. The decision by Dow is specific only to plastics distribution in North America. However, Ashland Distribution also has a plastics distribution contract with Dow in Europe, under which it purchased $60 million of plastics in fiscal 2006, which could at some point be impacted.

     While a substantial number of customers may choose to continue using Dow plastics, especially initially, Ashland will aggressively pursue retention of these customers, with the support of its plastics manufacturer partners.

     Ashland Distribution, a division of Ashland Inc., is a leading distributor of chemicals, plastics, composite materials and environmental services.

     Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four wholly owned divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

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